Exhibit 1.3
[Translation]
REGULATIONS OF THE BOARD OF DIRECTORS
NTT DoCoMo, Inc.

Exhibit 1.3
REGULATIONS OF THE BOARD OF DIRECTORS
Established on May 21, 1992
Amended on September 10, 1993
Amended on April 26, 1996
Amended on June 25, 1997
Amended on June 24, 1998
Amended on August 31, 1999
Amended on October 24, 2001
Amended on June 20, 2002
Amended on March 26, 2003
Amended on June 18, 2004
Amended on July 30, 2004
Amended on June 21, 2005
Amended on May 1, 2006
Amended on June 20, 2006
Amended on March 28, 2008
Article 1. (Purpose)
Any matters for the Board of Directors shall be governed by these Regulations except for those as provided for in laws and regulations or in the Articles of Incorporation.
Article 2. (Composition)
The Board of Directors shall be composed of all the Directors.
Article 3. (Attendance and Statement of Opinion by Statutory Auditors)
Statutory Auditors shall attend any meeting of the Board of Directors and express their opinions thereat if necessary.
Article 4. (Meetings to be Held)
1. An ordinary meeting of the Board of Directors shall be held once in every month as a general rule.
2. An extraordinary meeting of the Board of Directors may be held from time to time whenever necessary.
Article 5. (Person Entitled to Convene Meetings and Chairman)
1. The President shall convene any meeting of the Board of Directors and act as chairman thereat.
2. Notwithstanding the provision set forth in the preceding paragraph, the Chairman of the Board of Directors, if such office is placed, shall convene any meeting of the Board of Directors and act as chairman thereat, except for cases where he is prevented from so acting.
3. If the President is prevented from so acting, one of the other Directors shall convene the meeting in his place and act as chairman thereat in the order of precedence previously determined by the Board of Directors.
Article 6. (Procedures for Convocation)
1. In order for a meeting of the Board of Directors to be convened, notice thereof shall be dispatched to each Director and each Statutory Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period may be shortened if so required in urgent cases.

2. Notwithstanding the provision set forth in the preceding paragraph, a meeting of the Board of Directors may be held without following the procedures for convening meetings if the unanimous consent of all the Directors and Statutory Auditors is obtained.
3. The provisions of the preceding two paragraphs shall apply mutatis mutandis to change in the date of a meeting or to cancellation of a meeting convened.
Article 7. (Request for Convening Meetings)
1. Any Director may request that a meeting of the Board of Directors be convened, by presenting a material stating or recording the matter for which the meeting is requested to be held to the President or a Director entitled to convene meetings in his place.
2. If, in the case of a request made under the preceding paragraph, no notice is dispatched within five days from the date of such request to convene a meeting of the Board of Directors to be held within two weeks from the date of such request, the Director who has made such request shall be entitled to convene the meeting.
3. Any Statutory Auditor may request that a meeting of the Board of Directors be convened if so required under any law or regulation.
4. The provision of paragraph 2 shall apply mutatis mutandis to a request made under the preceding paragraph.
Article 8. (Method of Resolution)
1. Resolutions of a meeting of the Board of Directors shall be adopted by a majority vote of the Directors present who shall constitute in number a majority of Directors having a right to vote.
2. A Director who has special interests in any of the matters for resolution may not participate in the resolution.
3. The Director who may not participate in the resolution under the provision of the preceding paragraph shall not be counted in the number of Directors present with respect to such item of business.
4. Notwithstanding the paragraph 1, the resolution of a meeting of the Board of Directors may be omitted in accordance with Article 20, paragraph 5, of the Articles of Incorporation.
5. A person who conduct the omission of the resolution as set forth in the preceding paragraph shall receive prior approval from the Chairman of the Board concerning the handling of the matter.
Article 9. (Matters to be Resolved and Relevant Particulars)
Matters to be resolved by the Board of Directors shall be as per Schedule.
As circumstances demand, the Board of Directors shall conduct deliberations as regards disclosure of material insider information contained in the matters to be resolved by the Board of Directors.
Article 10. (Handling of Urgent Matters)
If any of the matters which should be discussed by the Board of Directors is unable to be referred to the Board of Directors for deliberation due to its nature of special urgency, the President may execute such matter without a decision thereon made by the Board of Directors. In such a case, however, the matter shall be presented to the subsequent meeting of the Board of Directors for discussion to obtain its approval.

Article 11. (Reports)
1. Directors shall be obliged to report to the Board of Directors about any matter that is deemed necessary by the Board of Directors as well as those matters as provided for in laws and regulations.
2. Corporate Auditors may report to the Board of Directors about any necessary matter.
3. Notwithstanding item 1, if Directors, Corporate Auditors and Independent Auditors inform all of Directors and Corporate Auditors of the matters which should be reported to them, the report of such matters to the Board of Directors may be omitted. However, the report concerning the status of the execution of duty of Directors in accordance with the Article 363 of the Corporate Law shall not be omitted.
4. A person who conduct the omission of a report as set forth in the preceding paragraph shall receive prior approval from the Chairman of the Board concerning the handling of the matter.
Article 12. (Attendance by Persons Other Than Directors and Statutory Auditors)
The Board of Directors may allow any person other than Directors and Statutory Auditors to attend its meeting and to give his/her explanations and/or opinions thereat whenever so required.
Article 13. (Preparation of Minutes)
1. The substance and results of the proceedings of a meeting of the Board of Directors and other matters set in laws and regulations shall be stated or recorded in minutes, and the Directors and Statutory Auditors present shall affix their respective names and seals or electronic signature to such minutes.
2. The names of such Directors as have voted against any of the resolutions made by the Board of Directors shall be stated or recorded in the minutes.
3. In accordance with Article 8, paragraph 4 or Article 11, paragraph 3 of this regulation, if a resolution or a report to the Board of Directors is omitted, minutes in which the substance of the matters deemed to be resolved or deemed to be unnecessary to be reported to the Board of Directors and the other matters set in other laws are stated or recorded shall be prepared.
Supplemental Provision (May 21, 1992)
These Regulations shall be effective as from July 1, 1992.
Supplemental Provision (September 10, 1993)
These Regulations shall be effective as from September 10, 1993.
Supplemental Provision (April 26, 1996)
These Regulations shall be effective as from April 26, 1996.
Supplemental Provision (June 25, 1997)
These Regulations shall be effective as from June 25, 1997.
Supplemental Provision (June 24, 1998)
These Regulations shall be effective as from June 24, 1998.
Supplemental Provision (August 31, 1999)
These Regulations shall be effective as from September 1, 1999.

Supplemental Provision (October 24, 2001)
These Regulations shall be effective as from October 24, 2001.
Supplemental Provision (June 20, 2002)
These Regulations shall be effective as from June 20, 2002.
Supplemental Provision (March 26, 2003)
These Regulations shall be effective as from March 26, 2003.
Supplemental Provision (June 18, 2004)
These Regulations shall be effective as from June 19, 2004.
Supplemental Provision (July 30, 2004)
These Regulations shall be effective as from August 2, 2004.
Supplemental Provision (June 21, 2005)
These Regulations shall be effective as from June 21, 2005.
Supplemental Provision (April 28, 2006)
These Regulations shall be effective as from May 1, 2006.
Supplemental Provision (June 20, 2006)
These Regulations shall be effective as from June 20, 2006.
Supplemental Provision (March 28, 2008)
These Regulations shall be effective as from April 1, 2008.

SCHEDULE
1.	Matters concerning General Meetings of Shareholders:
(1) Decision on convening general meetings of shareholders;
(2) Determination of the order of preference in which a Director shall act as the person entitled to convene general meetings of shareholders or as chairman thereat if the President is prevented from so acting; and
(3) Determination of the agenda to be presented to general meetings of shareholders.
2.	Matters concerning the Company’s internal management, etc.:
(1) Matters concerning the basic policy about the establishment of the internal management system.
(2) Establishment, amendment (limited to matters constituting substantial changes), and abolishment of the Company’s ethics policy;
(3) Establishment, amendment (limited to matters constituting substantial changes), and abolishment of outlines for ethics of management executives; and
(4) Decision of exemption of responsibility concerning ethics of management executives.
3.	Matters concerning the closing of accounts:
(1) Approval of accounting documents (consolidated basis and non-consolidated basis), business report and detailed statements attached thereto;
(2) Approval of extraordinary accounting documents;
(3) Approval of financial statements based on Section 5 of the accounting principles for telecommunications (exclusive of those included under item (1) above);
(4) Approval of consolidated financial statements (including summary reports, etc.);
(5) Approval of quarterly consolidated and non-consolidated financial statements (including summary reports, etc.);
(6) Approval of annual securities reports and quarterly reports;
(7) Approval of annual reports and extraordinary reports concerning the quarterly results which are to be filed with the competent authorities of foreign countries; and
(8) Determination of interim dividends.
4.	Matters concerning the Board of Directors:
(1) Determination of the order of preference in which a Director shall act as the person entitled to convene meetings of the Board of Directors or as chairman thereat if the President is prevented from so acting; and
(2) Establishment, amendment (limited to matters constituting substantial changes) or repeal of these Regulations.
5.	Matters concerning shares, bonds, etc.:
(1) Repurchase of Company’s own shares;
(i)	Repurchase of Company’s own shares by the resolution of a general meeting of shareholders pursuant to Article 156 of the Corporate Law;

(ii)	Repurchase of Company’s own shares held by any subsidiaries pursuant to Article 163 of the Corporate Law;

(iii)	Repurchase of Company’s own shares pursuant to Article 8 of the Articles of Incorporation;

(iv)	Repurchase of shares held by shareholders of unknown location pursuant to Article 197 of the Corporate Law;;

(v)	Repurchase of fraction less than one shares pursuant to Article 234 of the Corporate Law;
(2) Cancellation of own shares;
(3) Stock split and amendment to the Articles of Incorporation according to stock split;
(4) Free distribution of shares
(5) Issuance of shares (except the issuance at a “specially favorable” price)
(6) Issuance of stock acquisition rights (except the issuance on “specially favorable” conditions);
(7) Cancellation of stock acquisition rights;
(8) Approval of transfer of transfer-restricted stock acquisition rights;
(9) Free distribution of stock acquisition rights.
(10) Reduction of stated capital or reserve (limited to cases where the reduction is conducted together with an issuance of shares within the amount of the increase by that issuance of shares.)
(11) Issuance of bonds.
(12) Establishment, amendment or repeal of the Share Handling Regulations;
(13) Establishment of record dates, except for that as prescribed in the Articles of Incorporation;
(14) Appointment or removal of a shareholders registrar for shares and determination of its place of business and powers;
6.	Matters concerning officers:
(1) Selection or dismissal of Representative Directors;
(2) Selection or dismissal of Directors with executive power;
(3) Determination of the order of preference in which a Director shall execute the President’s duties in his place if the President is prevented from so acting;
(4) Determination of allocation of duties of Directors and assignment of duties as employees;
(5) Approval of a Representative Director’s acting concurrently as an officer in another corporation (exclusive of cases where such Representative Director is reappointed under the same conditions as theretofore);
a.	acting concurrently as officer in another company;

b.	acting concurrently as officer in another group (“officer” means a person with a role whose name is registered in the place where officers of the group are named when the group is registered);
(6) Establishment, change (limited to matters constituting substantial changes) or repeal of important criteria of matters for Directors;
(7) Election or dismissal of Corporate Officers;
(8) Selection or dismissal of Corporate Officers with executive power;
(9) Determination of assignment of duties as employees to Corporate Officers;
(10) Establishment, change (limited to matters constituting substantial changes) or repeal of important criteria, guidelines and other matters for Corporate Officers; and
(11) Appointment of advisors and/or counsels.
(12) Partial exemption from liability for damages of Directors and Corporate Auditors for the company pursuant to Article 22, paragraph 1 and Article 29, paragraph 1

(13) Conclusion of contract limiting liability for damages of external Director and external Corporate Auditors for the company pursuant to Article 22, paragraph 2 and Article 29, paragraph 2
7.	Matters concerning personnel, corporate organs, etc.:
(1) Appointment or dismissal of managers and other key employees; and
(2) Establishment, relocation (limited to matters constituting substantial changes) or abolishment of branch offices and other important corporate organs.
8.	Matters concerning transactions conducted by Directors:
(1) Approval of transactions conducted by a Director that are in the category of sales business of the Company;
(2) Approval of transactions conducted by a Director with the Company; and
(3) Approval of transactions in which a Director and the Company has a conflict of interest.
9.	Matters concerning business operations:
(1) Disposition of material assets:
1)	Determination of new investment in a company when such investment falls under either of the following:
(i)	investment to be made at the percentage in excess of 50% and amounting to ¥1 billion or more;

(ii)	investment to be made at the percentage of no more than 50% and amounting to ¥2 billion or more;
2)	Determination of increase or reduction in investment in a company when such increase or reduction falls under any of the following:
(i)	increase in investment with a shareholding percentage in excess of 50% and
a.	such increase in investment amounting to ¥1 billion or more, or

b.	such increase in investment as may result in a cumulative invested amount of ¥1 billion or more;
(ii)	increase in investment with the shareholding percentage no more than 50% and;
a.	such increase in investment amounting to ¥2 billion or more, or

b.	in case such increase in investment results in a shareholding percentage in excess of 50%, then cumulative amount of such investment to be calculated after the increase amounting to ¥1 billion or more.
(iii)	reduction in investment
a.	such reduction in investment amounting to ¥2 billion or more (higher of the cost and market value), or

b.	in case such reduction in investment results in a shareholding percentage in excess of 50%, then cumulative amount of such investment to be calculated before the reduction amounting to over ¥1 billion.
3)	Withdrawal of investment in a company (including liquidation of a company) where the investment (higher of the cost and market value) and additional expenditure occurring with such withdrawal amounting to ¥2 billion or more in total.

4)	Decision on disbursements for voluntary offers, such as donations, contributions, and those equivalent thereto (at one time):

disbursements amounting to ¥30 million or more;

5)	Decision on joining any group with an annual membership expense of ¥30 million or more;

6)	Determination of disposition of assets:
(i)	disposition of telecommunications facilities, research equipment and facilities (including software) and intangible fixed assets:

disposition amounting to ¥20 billion or more (at the book value);

(ii)	disposition of land or buildings:

disposition amounting to ¥20 billion or more (higher amount between book value and market value); and

(iii)	disposition of assets other than above:

disposition amounting to ¥20 billion or more (at the book value).
7)	Determination of lending of funds:
(i)	companies our shareholding percentage of which is in excess of 50% and less than 100% (including indirect shareholding):
a.	in the case where a limitation on the amount of the annual lending is established: then (A) if newly established limitation on the annual lending amounts to ¥10 billion or more, or (B) if the total of the newly established limitation and the balance of the outstanding lending amounts to ¥10 billion or more; and

b.	in the case where a limitation on the amount of the annual lending is not established: then (A) lending amounting to ¥10 billion or more, or (B) lending in which the total of new lending and the balance of the outstanding lending amounting to ¥10 billion or more.
(ii)	investee companies in which our shareholding percentage is no more than 50% (including indirect interests):
a.	in the case where a limitation on the amount of the annual lending is established: then (A) if newly established limitation on annual lending amounts to ¥5 billion or more, or (B) if the total of the newly established limitation and the balance of the outstanding lending amounts to ¥5 billion or more; and

b.	in the case where a limitation on the amount of the annual lending is not established: then (A) lending amounting to ¥5 billion or more, or (B) lending in which the total of new lending and the balance of the outstanding lending amounting to ¥5 billion or more.
(iii)	lending to corporations other than investee companies or to individuals (except those based on credit issuing business) lending to or similar transaction with any of the following persons shall not be made:
a.	directors, officers and employees (including counsels and retired directors) of the Company or its parent company;

b.	family members and relatives of persons set forth in a. above; and

c.	corporation, other than investee companies, over which persons set forth in a. and b. above have substantial control.
8)	Determination of discharge of debts: amounting to ¥500 million or more.

9)	Determination of impairment of securities and non-current assets, etc: impairment amounting to ¥20 billion or more.
(2)	Acquisition of material assets:
Determination of acquisition (including lease) of assets:
(i)	acquisition of telecommunications facilities, research equipment and facilities (including software) and intangible fixed assets: proposed contractual amount in excess of ¥20 billion or more;

(ii)	acquisition of land and buildings: proposed contractual amount in excess of ¥20 billion or more; and

(iii)	acquisition of assets other than above (excluding acquisition of terminal equipment): proposed contractual amount in excess of ¥20 billion or more.
(3)	Large amounts of Borrowings:
1)	Determination of long-term borrowings: a quarterly amount of ¥20 billion or more;

2)	Determination of short-term borrowings: the limit of a quarterly amount of ¥20 billion or more; and

3)	Determination of guarantee of debts:
(i)	companies our shareholding percentage of which is in excess of 50% and less than 100% (including indirect shareholding):

guarantee of debt amounting to ¥10 billion or more, or where the total of the balance of the existing guarantee of debt and new guarantee of debt amounting to ¥10 billion or more;

(ii)	investee companies in which our shareholding percentage is no more than 50% (including indirect interests):

guarantee of debt amounting to ¥5 billion or more, or where the total of the balance of the existing guarantee of debt and new guarantee of debt amounting to ¥5 billion or more; and

(iii)	guarantee of debt to corporations other than investee companies or to individuals: guarantee of debt to or similar transaction with any of the following persons shall not be made:
a.	directors, officers and employees (including counsels and retired directors and officers) of the Company or its parent company;

b.	family members and relatives of persons set forth in a. above; and

c.	corporation, other than investee companies, over which persons set forth in a. and b. above have substantial control.
(4)	Any other important matter relating to the execution of business:
1)	Determination of Basic Management Policy and Mid-and-Long term business plans;

2)	Determination of yearly business plans (consolidated basis and non-consolidated basis);

3)	Determination of executing “any and all businesses related to” as set out in Article 2, item 20, of the Articles of Incorporation;

4)	Determination of the conclusion, alteration or termination of important contracts for business collaborations;

5)	Establishment, change or repeal of tariffs and standard contract:
(i)	introduction of new services such as;
a.	entering into new business field (matter of special importance);

b.	implementing next generation telecommunication system;

Exhibit 1.3
(ii)	change of tariffs of existing services:
a.	any change (reduction) which would affect income in the amount of ¥20 billion or more (effect will be calculated for the fiscal year in which the change is executed);

b.	other change which is specially important; and
(iii)	specially important repeal of existing services (those whose social impact is especially high).
6)	Determination of matters concerning interconnection of telecommunications facilities:
(i)	change (reduction) of interconnection charge:

any change which would affect income in the amount of ¥20 billion or more (effect will be calculated for the fiscal year in which the change is executed); and

(ii)	specially important determination of matters concerning interconnection other than (i) above.
7)	Determination of compensation money for construction works (per work): compensation money amounting to ¥1 billion or more;

8)	Determination of conclusion of contracts for commissioning (excluding contracts with invested companies in which our shareholding percentage is in excess of 50%) or undertaking of any work:

proposed contractual amount in excess of ¥5 billion;

9)	Approval of shelf registration statements for issuance of debentures (excluding renewal of the statements which are already registered);

10)	Determination of re-appointment of independent auditors;

11)	Approval of audits and allowable non-audit business agreements:
a.	agreements between the Company and auditors or its affiliates, etc.; and

b.	agreements between subsidiaries and auditors or its affiliates, etc.
12)	Determination of acquisition, transfer, disclosure or licensing of important intellectual property rights (exclusive of those to be put for discussion simultaneously with other property under item 9(1)(6) or 9(2) above); and

13)	Determination of handling of specially important litigation or damage claim.
10.	Others
(1) Any matter that the Board of Directors has been authorized to carry out upon resolution of a general meeting of shareholders;
(2) Use of electronic means with respect to the company documents and general meetings of shareholders (those which require a resolution of board of directors by law); and
(3) A matter of which resolution of the Board of Director is required by laws and regulation etc. and any other matters that the Board of Directors deems necessary.
June 21, 2005
This is to certify that this copy is identical with the original.
NTT DoCoMo, Inc.
Masao Nakamura
President and Representative Director